Exhibit 99.1

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NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687-8080

VECTOR GROUP REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

     MIAMI, FL, November 9, 2004 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and nine months ended September 30, 2004.

     Third quarter 2004 revenues were $126.1 million, compared to revenues of $142.9 million in the third quarter of 2003. The Company recorded operating income of $17.7 million in the 2004 third quarter, compared to an operating loss of $8.3 million in the third quarter of 2003. The results for the three months ended September 30, 2004 included pre-tax restructuring charges of $4.5 million relating to the Liggett Vector Brands restructuring, and the results for the three months ended September 30, 2003 included pre-tax restructuring and impairment charges of $20.1 million relating to the closing of Vector Tobacco’s Timberlake, North Carolina facility. Adjusting for the 2004 and 2003 restructuring and impairment charges, the Company’s operating income for the 2004 third quarter was $22.2 million, an increase from an operating loss of $11.8 million in the 2003 period. Net income for the 2004 third quarter was $8.1 million, or $0.19 per diluted common share, compared to a net loss of $9.4 million, or $0.23 per diluted common share, in the 2003 third quarter.

     For the nine months ended September 30, 2004, revenues were $376.3 million, compared to $407.2 million for the first nine months of 2003. The Company recorded operating income of $6.5 million for the 2004 nine-month period, compared to an operating loss of $7.7 million for the 2003 period. The results for the 2004 period include a non-cash pre-tax inventory charge of $37.0 million to adjust the carrying value of excess leaf tobacco inventory for the Quest brand and pre-tax restructuring charges of $7.5 million, and the results for the 2003 period include the pre-tax $20.1 million Timberlake restructuring and impairment charges. Adjusting for the 2004 and

2003 inventory and restructuring and impairment charges, operating income for the first nine months of 2004 was $51.0 million, compared to operating income for the 2003 period of $12.4 million. Net loss for the 2004 nine-month period was $4.2 million, or $0.10 per diluted common share, compared to a net loss of $19.2 million, or $0.47 per diluted common share, for the 2003 period.

     For the three and nine months ended September 30, 2004, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $120.8 million and $358.6 million, respectively, compared to $135.7 million and $381.4 million for the three and nine months ended September 30, 2003, respectively. Operating income was $27.2 million for the third quarter of 2004 and $80.4 million for the first nine months of 2004, compared to $31.3 million and $89.1 million for the three and nine months ended September 30, 2003, respectively. The results for the three and nine months ended September 30, 2004 include pre-tax restructuring charges of $4.0 million and $6.3 million, respectively.

Conference Call To Discuss Third Quarter 2004 Results

     As previously announced, the Company will host a conference call and webcast on Wednesday, November 10, 2004 at 11:00 A.M. (EST) to discuss third quarter 2004 results. Investors can access the call by dialing 877-692-2590 or via live webcast at www.vcall.com.

     A replay of the call will also be available shortly after the call ends on November 10, 2004 through November 17, 2004. To access the replay, dial 877-519-4471 and enter 5358861 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.

     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.

[Financial Table Follows]

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VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Revenues:
Tobacco*	$124,251	$141,053	$370,869	$401,796
Real estate leasing	1,809	1,797	5,401	5,373

Total revenues	126,060	142,850	376,270	407,169

Expenses:
Cost of goods sold, excluding inventory impairment*	71,117	92,711	215,347	262,512
Inventory impairment	—	—	37,000	—
Operating, selling, administrative and general expenses	32,718	38,367	109,884	132,262
Restructuring and impairment charges	4,532	20,079	7,544	20,079

Operating income (loss)	17,693	(8,307)	6,495	(7,684)

Other income (expenses):
Interest and dividend income	322	844	1,548	3,416
Interest expense	(6,832)	(7,422)	(19,745)	(23,087)
Gain on sale of investments, net	302	806	5,888	1,076
Equity income from non-consolidated New Valley real estate businesses	4,539	1,527	9,827	636
Other, net	(1)	4	(10)	21

Income (loss) from operations before provision (benefit) for income taxes and minority interests	16,023	(12,548)	4,003	(25,622)
Provision (benefit) for income taxes	6,995	(3,240)	4,502	(4,482)
Minority interests	(962)	(72)	(3,710)	1,981

Net income (loss)	$8,066	$(9,380)	$(4,209)	$(19,159)

Per basic common share:

Net income (loss) applicable to common shares	$0.19	$(0.23)	$(0.10)	$(0.47)

Basic weighted average common shares outstanding	41,669,127	40,787,431	41,287,777	40,633,009

Per diluted common share:

Net income (loss) applicable to common shares	$0.19	$(0.23)	$(0.10)	$(0.47)

Diluted weighted average common shares outstanding	43,307,392	40,787,431	41,287,777	40,633,009

*	Revenues and Cost of goods sold include excise taxes of $42,626, $51,132, $132,729 and $149,468, respectively.